Exhibit 5.1

ATTORNEYS AT LAW 100 North Tampa Street, Suite 2700 Tampa, FL 33602-5810 P.O. Box 3391 Tampa, FL 33601-3391 813.229.2300 TEL 813.221.4210 FAX www.foley.com CLIENT/MATTER NUMBER 115846-0103

September 19, 2018

Cesca Therapeutics Inc. 2711 Citrus Road Rancho Cordova, California 95742

Ladies and Gentlemen:

We have acted as counsel for Cesca Therapeutics Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering by the selling stockholder identified in the Registration Statement of up to 3,965,000 shares of the Company’s common stock, $0.001 par value (the “Shares”), held by the selling stockholder or issuable to the selling stockholder upon the exercise of warrants held by the selling stockholder..

As counsel to the Company, we have examined: (i) the Registration Statement, including the Prospectus, and the exhibits (including those incorporated by reference) constituting a part of the Registration Statement; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) certain resolutions of the Board of Directors of the Company; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

 It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is effective.

 We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

 Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued, sold and delivered against payment therefor and, in the case of shares issuable pursuant to warrants, when issued in accordance with the provisions of such warrants, will be duly authorized, validly issued, fully paid and nonassessable.

AUSTIN BOSTON CHICAGO DALLAS DENVER	DETROIT HOUSTON JACKSONVILLE LOS ANGELES MADISON	MEXICO CITY MIAMI MILWAUKEE NEW YORK ORLANDO	SACRAMENTO SAN DIEGO SAN FRANCISCO SILICON VALLEY TALLAHASSEE	TAMPA WASHINGTON, D.C. BRUSSELS TOKYO

September 19, 2018

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours, /s/ Foley & Lardner LLP Foley & Lardner LLP